WAIVER AND CONSENT


        THIS WAIVER AND CONSENT (this "Waiver") is made and entered into as of June 24, 1996, by and among RhoMed Incorporated, a New Mexico corporation ("RhoMed"), Interfilm, Inc., a Delaware corporation ("Interfilm"), and Interfilm Acquisition Corp., A New Mexico corporation and a wholly-owned subsidiary of Interfilm ("InSub" and together with RhoMed and Interfilm collectively referred to herein as the "Parties"). For the purposes of this Waiver, except where the context otherwise requires, the term "Interfilm" shall include Interfilm and all of Interfilm's subsididaries, taken as a whole. Any capitalized term herein not otherwise defined shall have the meaning ascribed to such term in the Agreement and Plan of Reorganization, dated as of April 12, 1996, by and among the Parties (the "Agreement").

                                    RECITALS

        WHEREAS, the Parties have entered into the Agreement, pursuant to which InSub will merge with and into RhoMed upon the Closing (as such term is defined in the Agreement);

        WHEREAS, Pursuant to Section 1.5(a) of the Agreement, InSub agreed to, on or prior to the Closing Date, make available to each RhoMed Shareholder a form of letter of transmittal and instructions for use in effecting the surrender of the Certificates for conversion thereof (the "Letters of Transmittal");

        WHEREAS, pursuant to Section 1.5(b) of the Agreement, InSub agreed to deliver to each RhoMed Shareholder who delivered his Certificate, together with a fully executed Letter of Transmittal, a certificate for the number of shares of Interfilm Preferred to which such holder is entitled pursuant to Section 1.4 of the Agreement;

        WHEREAS, pursuant to Sections 2.1 and 2.4 of the Agreement, each of Interfilm and InSub represented and warranted that each of Interfilm and any of its subsididaries, including InSub, is duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation or organization and that each of Interfilm and any of its subsidiaries, including InSub, is qualified to do business, is in good standing and has all required licenses in each jurisdiction in which its failure to obtain or maintain such qualification, good standing or licensing (i) would, individually or in the aggregate, have or reasonably could be expected to have a Material Adverse Effect on Interfilm and InSub, or (ii) would result in a material breach of any of the other representations, warranties or covenants set forth in the Agreement;

        WHEREAS, pursuant to Section 2.2 of the Agreement, Interfilm was to issue Eighty Thousand (80,000) shares of Interfilm Common to Mr. William Franzblau and Fifty Thousand (50,000) shares of Interfilm Common to Mr. Joseph Merback;

        WHEREAS, pursuant to Section 3.5(d) of the Agreement, RhoMed agreed not to sell any shares of its capital stock or other securities or to become obligated to issue any shares of its capital stock or other securities after February 29, 1996;

        WHEREAS, pursuant to Section 3.5(h) of the Agreement, RhoMed agreed not to change or amend the Articles of Incorporation or Bylaws of RhoMed after February 29, 1996;

        WHEREAS, pursuant to Section 3.13 of the Agreement, RhoMed agreed to pay certain finders' fees or commissions immediately following the Closing;

        WHEREAS, pursuant to Section 4.11(a) of the Agreement, RhoMed agreed to sue its best efforts to effect the Private Placement up to an aggregate amount of Five Million Dollars ($5,000,000.00) of RhoMed Common;

        WHEREAS, pursuant to Section 4.11(b) of the Agreement, the individuals and entities set forth on Schedule 4.11 to the Agreement agreed to purchase an aggregate of Six Hundred Thousand Dollars ($600,000.00) of RhoMed Common;

        WHEREAS, pursuant to Section 4.12 of the Agreement, the holders of at least fifty-one percent (51%) of the total outstanding shares entitled to vote of each of RhoMed Common and the RhoMed preferred stock were to execute the RhoMed Voting Agreement;

        WHEREAS, pursuant to Section 5.12 of the Agreement, the holders of at least fifty-one percent (51%) of the total outstanding shares of Interfilm Common were to execute the Voting Agreement;

        WHEREAS, pursuant to Sections 5.14(a) and 5.14(b) of the Agreement the holders of the Interfilm Preferred would be entitled to cash in lieu of fractional shares upon the conversion of Interfilm Preferred into Interfilm Common.

        WHEREAS, pursuant to Section 5.18(b) of the Agreement, Interfilm agreed to transfer, prior to Closing, the Transferred Assets to an Irrevocable Escrow pending the Closing;

        WHEREAS, pursuant to Section 5.18(d) of the Agreement,

                                      2






in the event that a subitable alternative to the Trust may be agreed to by the Parties prior to Closing, such alternative vehicle was to replace the Trust;

        WHEREAS, pursuant to Section 5.20 of the Agreement, the officers of Interfilm are to resign as of the Closing;


        WHEREAS, pursuant to Section 8.7 of the Agreement, each of the Parties desires to waive certain portions of the above-referenced provisions of the Agreement.

        NOW, THEREFORE, in consideration of the foregoing, the Parties hereby agree as follows:

        1. The Parties hereby waive any objection to the failure of the Parties to comply with Section 1.5(a) of the Agreement and hereby consent to the mailing of such Letters of Transmittal following the Closing.

        2. The Parties hereby waive any objection to the failure of the Parties to comply with Section 1.5(b) of the Agreement.

        3. RhoMed hereby waives any objection to the failure of Interfilm and InSub to comply with Sections 2.1 and 2.4 of the Agreement solely with respect to (a) the requirement that Interfilm be qualified as a foreign corporation in the State of New York and (b) other than InSub and Interfilm Technologies, Inc., a New York corporation, the requirement that any of the subsidiaries of Interfilm be in good standing under the laws of their respective jurisdictions of incorporation or organization.

        4. Each of the Parties hereby waive any objection to the failure to Interfilm to comply with Section 2.2 of the Agreement solely with respect to the issuance of Eighty Thousand (80,000) shares of Interfilm Common to Mr. William Franzblau and Fifty Thousand (50,000) shares of Interfilm Common to Mr. Joseph Merback immediately prior to the Closing and hereby consent to the issuance of 37,975 shares of RhoMed Common to Mr. William Franzblau, 27,125 shares of RhoMed Common to Mr. Joseph Merback and 5,425 shares of RhoMed Common to Mr. Brian Cooper by RhoMed immediately prior to the Closing in consideration of services performed to RhoMed in connection with the Transaction.

        5. Each of Interfilm and InSub hereby waive any objection to the failure of RhoMed to comply with Section 3.5(d) of the Agreement solely with respect to the Financing.

        6. Each of Interfilm and InSub hereby waive any objection to the failure of RhoMed to comply with Section 3.5(h) of the Agreement solely with respect to amending RhoMed's

                                      3





Articles of Incorporation to increase the authorized capital stock of RhoMed to 100,000,000 shares.

        7. Each of the Parties hereby waive any objection to the failure of RhoMed to comply with Section 3.13 of the Agreement and hereby consent to the payment of such finders' fees by Interfilm immediately following the Closing.

        8. Each of Interfilm and InSub hereby consent to the increase of the Private Placement from Five Million Dollars ($5,000,000.00) to up to Ten Million Dollars ($10,000,000.00) and the increase of the IF Purchaser Financing from Six Hundred Thousand Dollars ($600,000.00) to Seven Hundred Fifty Thousand Dollars ($750,000.00) and the amount of warrants being sold to the individuals and entities set forth on Schedule 4.11 to the Agreement to One Million Five Hundred Thousand Dollars ($1,500,000).

        9. Each of Interfilm and InSub hereby waive any objection to the failure of RhoMed to comply with Section 4.12 of the Agreement.

       10. RhoMed hereby waives any objection to the failure of Interfilm to comply with Section 5.12 of the Agreement and hereby consents to the use of a written consent of stockholders in lieu of the Voting Agreement.

       11. The Parties hereto waive any objection to the failure of the Parties to comply with Sections 5.14(a) and 5.14(b) solely with respect to the payment of cash in lieu of fractional shares upon the conversion of the Interfilm Preferred into Interfilm Common.

       12. RhoMed hereby waives any objection to the failure of Interfilm to comply with Section 5.18(b) of the Agreement solely with respect to the transfer of the Transferred Assets to the Irrevocable Escrow pending the Closing and hereby consents to the transfer of the Transferred Assets to the limited partnership (the "Limited Partnership") immediataely following the Closing if, and only if, such transfer has been approved by the Board of Directors of Interfilm prior to the Closing and is effected by Mr. William I. Franzblau in his capacity as Executive Vice President and Chief Operating Officer of Interfilm immediately following the Closing.

       13. The Parties hereby consent to the use of the Limited Partnership in lieu of the Trust pursuant Section 5.18(d) of the Agreement.

       14. The Parties hereby consent to the resignation of the Interfilm officer immediately after the Closing pursuant to

                                      4





Section 5.20 of the Agreement rather than as of the Closing.



         [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]



















                                      5






        IN WITNESS WHEREOF, the parties hereto have executed this Waiver as of the date first above written.



                                            INTERFILM, INC.


                                            By: /s/ William Franzblau
                                               -----------------------------

                                            Its: COO/EVP
                                               -----------------------------


                                            INTERFILM ACQUISITION CORP.


                                            By: /s/ William Franzblau
                                               -----------------------------

                                            Its: President
                                               -----------------------------


                                            RHOMED INCORPORATED


                                            By: /s/ John J. McDonough
                                               -----------------------------

                                            Its: VP & CFO
                                               -----------------------------